Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the inclusion in the annual report on form 10-K/A and the incorporation by reference in the registration statement (No. 333-113160) on Form S-8 and in the registration statement (No. 333-148101)  on Form S-4 of CH2M HILL Companies Ltd. and subsidiaries of our report dated June 5, 2009, with respect to the balance sheet of Golden Crossings Constructors Joint Venture as of December 31, 2008 and the related statements of operations and comprehensive income, changes in members’ deficit and cash flows for the year then ended.

Ehrhardt Keefe Steiner & Hottman PC

June 30, 2009

Denver, Colorado